Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact: James C. Hagan, Chief Executive Officer Leo R. Sagan, Jr., Chief Financial Officer 413-568-1911

Westfield Financial, Inc. Reports Results for the Quarter and Year Ended December 31, 2008

Westfield, Massachusetts, January 28, 2009: Westfield Financial, Inc. (the "Company" or "Westfield Financial") (NASDAQ:WFD), the holding company for Westfield Bank (the "Bank"), reported net income of $1.9 million, or $0.07 per diluted share, for the quarter ended December 31, 2008 compared to $2.6 million, or $0.09 per diluted share, for the same period in 2007. For the year ended December 31, 2008, net income was $8.0 million, or $0.27 per diluted share compared to $8.7 million or $0.29 per diluted share for the same period in 2007.

It should be noted the prior year's results for both the quarter and the year ended December 31, 2007 include a pre-tax gain of $546,000 on the sale of a piece of vacant land and a pre-tax gain of $315,000 resulting from the curtailment of a defined benefit life insurance plan.

Both the three months and year ended December 31, 2008 showed an increase in net interest income and a lower provision for income taxes. These items were offset by increases in the provision for loan losses and noninterest expenses. Net interest income increased $327,000 to $8.0 million for the three months ended December 31, 2008 compared to $7.7 million in the same period in 2007. The net interest margin, on a tax-equivalent basis, was 3.24% for the three months ended December 31, 2008, compared to 3.22% for the same period in 2007.

For the year ended December 31, 2008, net interest income increased $1.6 million to $31.8 million, compared to $30.2 million for the same period in 2007. The net interest margin, on a tax-equivalent basis, was 3.23% and 3.25% for the year ended December 31, 2008 and 2007, respectively.

The increase in net interest income was a result of an increase in the balance of average interest-earning assets and a decrease in the cost of interest-bearing liabilities. Average interest-earning assets increased $35.4 million and $56.1 million for the three months and year ended December 31, 2008, respectively. The cost of interest-bearing liabilities decreased 79 basis points to 2.81% for the three months ended December 31, 2008 compared to the same period in 2007. The cost of interest-bearing liabilities decreased 48 basis points to 3.02% for the year ended December 31, 2008 compared to the same period in 2007.

1


The provision for income taxes was $88,000, or 4.4%, and $1.1 million, or 29.8%, for the three months ended December 31, 2008 and 2007, respectively. The provision for income taxes was $2.4 million, or 23.5% and $3.8 million, or 30.5% for the years ended December 31, 2008 and 2007, respectively. The decrease in the provision for income tax was primarily due to lower income before taxes and, particularly in the fourth quarter, the utilization of prior years' capital loss carry forward against gains on the sale of securities.

The provision for loans losses was $850,000 for the three months ended December 31, 2008 compared to $175,000 for the same period in 2007. For the year ended December 31, 2008, the provision for loan losses was $1.5 million compared to $400,000 for the same period in 2007. The primary reasons for the increase in the provision for loan losses were an increase in the risk profile of the loan portfolio resulting from an increase in commercial loans as a percent of total loans, an increase in net charged-off loans, and the weakening of the national economy. Also influencing the increase in the provision was an increase in non-performing loans due to the deterioration of a single agricultural commercial loan relationship.

Commercial real estate loans and commercial and industrial loans increased $19.8 million and $71.2 million for the three months and year ended December 31, 2008, respectively. Net charged-off loans were $375,000 and $383,000 for the three months and year ended December 31, 2008, respectively. Net charged off loans were $242,000 and $111,000 for the three months and year ended December 31, 2007, respectively.

For the three months ended December 31, 2008, noninterest expense increased $446,000 to $6.0 million compared to $5.6 million for the same period in 2007. This increase was primarily due to increases in professional fees, salaries and benefits and data processing expense. Salaries and benefits increased $250,000 primarily due to an increase in expenses related to share-based compensation and normal increases in expenses for salaries and benefits. Professional fees increased $103,000 due to increased work performed by consultants reviewing internal Bank procedures in order to improve efficiencies.

For the year ended December 31, 2008, noninterest expense increased $1.5 million to $23.3 million compared to $21.8 million for the same period in 2007. This increase was primarily due to an increase of $921,000 in salaries and benefits to $14.7 million for the year ended December 31, 2008. Expenses related to share-based compensation increased $702,000 for the year ended December 31, 2008 primarily as a result of new grants awarded in the third quarter of 2007. In addition, expenses related to employee health insurance increased $150,000 due to normal increases in this area.

2


Also affecting noninterest expense, data processing expense increased $270,000 to $1.7 million for the year ended December 31, 2008 compared to $1.4 million for the same period in 2007. This was a result of new software licensing agreements and new technology related to branch deposit imaging. In addition, professional fees increased $225,000 to $1.6 million primarily due to increased work performed by consultants reviewing internal Bank procedures in order to improve efficiencies.

The three months and year ended December 31, 2008 also includes a net loss of $49,000 and $205,000, respectively, on the sale and write-down of securities. Westfield Financial recorded write-downs of $1.3 million on securities deemed to be other than temporarily impaired. This was primarily due to write-downs on preferred stock issued by Freddie Mac of $310,000 in the first quarter of 2008 and $651,000 in the third quarter of 2008, for a total of $961,000. Freddie Mac was placed into conservatorship by the United States Treasury in September 2008. Westfield Financial's book value remaining on preferred stock issued by Freddie Mac was $39,000 at December 31, 2008. The write-downs were partially offset by net gains of $273,000 and $1.1 million for the three months and year ended December 31, 2008, respectively, on the sale of other investment securities.

For the three months and year ended December 31, 2007, Westfield Financial reported net gains of $2,000 and $41,000, respectively, on sales of securities.

Balance Sheet Growth

Total assets increased $70.5 million to $1.1 billion at December 31, 2008 from $1.0 billion at December 31, 2007.

Net loans increased by $59.1 million to $474.0 million at December 31, 2008 from $414.9 million at December 31, 2007. The increase in net loans was primarily the result of an increase in commercial and industrial loans and commercial real estate loans. Commercial and industrial loans increased $37.3 million to $153.9 million at December 31, 2008 from $116.5 million at December 31, 2007. Commercial real estate loans increased $33.9 million to $223.9 million at December 31, 2008 from $190.0 million at December 31, 2007. The increases in commercial and industrial and commercial real estate loans were due to increased loan originations in the Bank's market area. Residential real estate loans decreased $9.7 million at December 31, 2008 from December 31, 2007. The Bank does not originate or hold subprime mortgage loans.

Investment securities decreased $17.0 million to $505.8 million at December 31, 2008 from $522.8 million at December 31, 2007. Investment securities decreased as funds received from securities that matured or paid down were used to originate loans.

3


Asset growth was funded primarily through a $68.3 million increase in long-term debt, which totaled $173.3 million at December 31, 2008. This was primarily due to $58.3 million in new long-term debt, in the form of institutional repurchase agreements, at December 31, 2008. Current interest rates permit the Company to earn a spread by borrowing funds and reinvesting in loans and securities.

Total deposits decreased $14.7 million to $588.0 million at December 31, 2008 from $602.7 million at December 31, 2007. The decrease in deposits was due to a decrease in time deposits and money market accounts, partially offset by an increase in regular savings and checking accounts. Time deposits decreased $25.6 million to $327.6 million at December 31, 2008. Management placed less emphasis on gathering time deposits in favor of using other types of funding, such as institutional repurchase agreements. Management believes that doing so helped to control funding costs.

Money market accounts decreased $16.9 million to $57.7 million at December 31, 2008. These decreases were partially offset by increases of $21.0 million in regular savings and $6.9 million in checking accounts. The increases in both regular savings and checking accounts were fueled by new products with higher interest rates than the Bank's other comparable products.

Stockholders' equity at December 31, 2008 and December 31, 2007 was $261.2 million and $286.5 million, respectively, which represented 23.5% of total assets as of December 31, 2008 and 27.6% of total assets as of December 31, 2007. The decrease in stockholders' equity is the result of the repurchase of 1,058,778 shares at a cost of $10.5 million pursuant to the Company's current stock repurchase plan, regular and special dividends amounting to $17.9 million, and a decrease in accumulated other comprehensive income of $10.0 million. This was partially offset by net income of $8.0 million for the year ended December 31, 2008 and the issuance of 433,110 shares of common stock amounting to $1.9 million in connection with stock option exercises. All of the stock options exercised during the year ended December 31, 2008 were granted in 2002.

As previously reported, the Board of Directors voted to authorize the commencement of a repurchase program on January 22, 2008 authorizing Westfield Financial to repurchase up to 3,194,000 shares, or ten percent of its outstanding shares of common stock.

Credit Quality

Nonperforming loans increased $2.1 million to $3.3 million at December 31, 2008 compared to $1.2 million at December 31, 2007. This represented 0.69% of total loans at December 31, 2008 and 0.29% of total loans at December 31, 2007. The increase was primarily the result of a single agricultural commercial loan relationship of $1.7 million. The loan relationship is primarily secured by real estate. Management does not anticipate incurring significant losses on this relationship.

4


The allowance for loan losses was $6.9 million at December 31, 2008 and $5.7 million at December 31, 2007. This represents 1.43% of total loans at December 31, 2008 and 1.36% of total loans at December 31, 2007. At these levels, the allowance for loan losses as a percentage of nonperforming loans was 207% at December 31, 2008 and 476% at December 31, 2007.

Dividend Declaration

James C. Hagan, Chief Executive Officer stated, "On January 27, 2009, the Board of Directors declared a regular cash dividend of $0.05 per share. The dividend is payable on February 25, 2009 to all shareholders of record on February 11, 2009."

Westfield Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

This press release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the Company's financial condition and results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates including, but not limited to, changes in the real estate market or local economy, changes in interest rates, changes in laws and regulations to which we are subject, and competition in our primary market area. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

5

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES Selected Consolidated Statement of Operations and Other Data (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

INTEREST AND DIVIDEND INCOME:
Loans	$ 6,882	$ 6,923	$27,137	$26,855
Investment securities	6,304	6,741	26,325	23,929
Short-term investments	50	265	594	2,800

Total interest and dividend income	13,236	13,929	54,056	53,584

INTEREST EXPENSE:
Deposits	3,446	4,837	15,133	19,544
Short-term borrowings	112	274	880	728
Long-term debt	1,686	1,155	6,291	3,136

Total interest expense	5,244	6,266	22,304	23,408

Net interest and dividend income	7,992	7,663	31,752	30,176

PROVISION FOR LOAN LOSSES	850	175	1,540	400

Net interest and dividend income after provision for loan losses	7,142	7,488	30,212	29,776

NONINTEREST INCOME:
Income from bank-owned life insurance	355	336	1,357	1,259
Service charges and fees	599	605	2,368	2,400
Gain on sales of premises and equipment, net	-	546	-	546
Gain on sales of securities, net	273	2	1,078	41
Curtailment of defined benefit life insurance plan	-	315	-	315
Other than temporary impairment of securities	(322)	-	(1,283)	-

Total noninterest income	905	1,804	3,520	4,561

NONINTEREST EXPENSE:
Salaries and employees benefits	3,901	3,651	14,660	13,739
Occupancy	629	610	2,448	2,368
Professional fees	422	319	1,625	1,400
Data processing	441	390	1,717	1,447
Other	640	617	2,883	2,871

Total noninterest expense	6,033	5,587	23,333	21,825

INCOME BEFORE INCOME TAXES	2,014	3,705	10,399	12,512

INCOME TAXES	88	1,103	2,445	3,812

NET INCOME	$ 1,926	$ 2,602	$ 7,954	$ 8,700

6

Basic earnings per share	$ 0.07	$ 0.09	$ 0.27	$ 0.29

Average shares outstanding	29,235,505	29,592,611	29,302,296	29,896,686

Diluted earnings per share	$ 0.07	$ 0.09	$ 0.27	$ 0.29

Diluted average shares outstanding	29,565,375	30,098,226	29,710,063	30,397,691

Other Data:

Return on Average Assets (1)	0.71%	1.00%	0.74%	0.86%

Return on Average Equity (1)	2.88%	3.62%	2.89%	3.00%

Net Interest Margin (2)	3.24%	3.22%	3.23%	3.25%

(1) Three month results have been annualized. (2) Net interest margin is calculated on a tax-equivalent basis.

7

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES Selected Consolidated Balance Sheet and Other Data (Dollars in thousands, except per share data) (Unaudited)

	December 31, 2008	December 31, 2007

Cash and cash equivalents	$ 56,533	$ 37,623
Securities held to maturity	247,635	278,619
Securities available for sale	258,143	244,229
Federal Home Loan Bank of Boston and other stock - at cost	8,456	7,510

Loans	480,931	420,628
Allowance for loan losses	6,883	5,726

Net Loans	474,048	414,902

Bank-owned life insurance	36,100	32,398

Other assets	29,404	24,503

TOTAL ASSETS	$1,110,319	$1,039,784

Total Deposits	$ 588,029	$ 602,676

Short-term borrowings	49,824	35,268
Long-term debt	173,300	105,000
Other liabilities	37,984	10,308

TOTAL LIABILITIES	849,137	753,252

TOTAL STOCKHOLDERS' EQUITY	261,182	286,532

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,110,319	$1,039,784

Book value per share	$ 8.34	$ 8.97

Other Data:

Nonperforming loans	$ 3,321	$ 1,202

Nonperforming loans as a percentage of total assets	0.30%	0.12%

Nonperforming loans as a percentage of total loans	0.69%	0.29%

Allowance for loan losses as a percentage of nonperforming loans	207%	476%

Allowance for loan losses as a percentage of total loans	1.43%	1.36%

8
